UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 1, 2022

iBio, Inc.

(Exact name of registrant as specified in charter)

Delaware

(State or other jurisdiction of incorporation)

001-35023	26-2797813
(Commission File Number)	(IRS Employer Identification No.)

8800 HSC Parkway

Bryan, Texas 77807

(Address of principal executive offices and zip code)

(979) 446-0027

(Registrant’s telephone number including area code)

N/A

(Former Name and Former Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒   Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	IBIO	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note

This Amendment to the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 2, 2022 is being filed to annotate certain portions of the exhibits have been omitted subject to a confidential treatment request.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 1, 2022, Mr. Thomas F. Isett, the Chief Executive Officer (the “CEO”) of iBio, Inc., (the “Company”) and a member of the Board of Directors (the “Board”), and the Company, agreed for Mr. Isett to resign as a member of the Board and relinquish his duties, rights and obligations as an officer and the CEO of the Company, effective immediately. Mr. Isett’s agreement to resign from his positions within the Company was not the result of any disagreement relating to the Company’s strategy, operations, policies or practices or any issues regarding the Company’s accounting policies, procedures, estimates or judgements.

In connection with Mr. Isett’s resignation, the Company entered into a separation agreement and general release with Mr. Isett effective December 1, 2022 (the “Agreement).

Pursuant to the Agreement, Mr. Isett resigned as CEO of the Company effective December 1, 2022, and will remain an employee of the Company until on December 31, 2022, on which date his employment with the Company will automatically terminate.

Following Mr. Isett’s termination of employment with the Company, pursuant to the Agreement, Mr. Isett will receive the severance benefits set forth in his employment agreement, as previously disclosed by the Company, including (i) an amount equal to his current base salary in equal bi-monthly installments for twenty-four (24) months; (ii) an amount equal to a pro rata share of his target bonus for the current fiscal year; (iii) an amount equal to the target bonus in equal bi-monthly installments for the twenty-four (24) month severance period and (iv) provided that he elects continuation coverage for health insurance under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company will pay the full cost of this benefit for up to eighteen (18) months, or if he has not obtained alternative employer-provided health coverage by the end of the eighteen (18) month COBRA subsidy period, the Company will provide him with a lump sum cash payment equal to six (6) times the monthly amount paid by the Company for the COBRA subsidy (collectively, the “Severance Benefits”).

Pursuant to the Agreement, Mr. Isett will, among other things, (i) provide reasonable assistance from time to time as the Company may request related to the sale of its contract development and manufacturing organization or its assets through March 31, 2023 in consideration for which the Company agreed to extend Mr. Isett’s eligibility to receive 200,000 restrictive stock units awarded contingent upon the execution of a definitive agreement for the sale of such assets; and (ii) provide reasonable assistance from time to time as the Company may request related to litigation, administrative proceedings, or any government investigations through December 2024. Non-compete and non-solicitation provisions as well as confidentiality and assignment of intellectual property obligations from prior agreements entered into between Mr. Isett and the Company will continue to apply pursuant to such prior agreements. The Agreement includes a general release of claims by Mr. Isett.

The foregoing description of the Agreement with the Company is qualified in its entirety by reference to the text of the Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

On December 2, 2022, the Company issued a press release announcing the departure of Mr. Isett as the CEO of the Company. A copy of the related press release is attached to this Current Report on Form 8-K as Exhibit 99.1

On December 2, 2022, during the interim period while the Company continues its search of a new Chief Executive Officer, the Board approved the creation of the office of the Chief Executive Officer, whereby Mr. Robert Lutz, the Company’s Chief Financial and Business Officer and Mr. Martin Brenner, the Company’s Chief Scientific Officer will fill such role.

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits.

The following exhibits are furnished with this Current Report on Form 8-K.

Exhibit Number	Exhibit Description
10.1+	Separation Agreement and General Release, dated December 1, 2022, by and between iBio, Inc. and Thomas Isett

99.1	Press Release dated December 2, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

+	Certain portions of this exhibit have been omitted subject to a confidential treatment request.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IBIO INC.

Date: December 7, 2022	By:	/s/ Marc A. Banjak
		Name:	Marc A. Banjak
		Title:	General Counsel and Corporate Secretary